Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial and Other Data,” “Senior Securities”, “Independent Registered Public Accounting Firm”, “Change In Independent Registered Public Accounting Firm” and to the use of our report dated September 6, 2017, with respect to the consolidated financial statements of CM Finance Inc and subsidiaries and our report dated October 18, 2017 with respect to the senior securities table, which are included in the Form N-2 Registration Statement and related Prospectus of CM Finance Inc dated May 31, 2018.

/s/ ERNST & YOUNG LLP

New York, NY
May 31, 2018